EXHIBIT 4.02


                       AMENDMENT TO THE
                 NORTHERN STATES POWER COMPANY
                 EMPLOYEE STOCK OWNERSHIP PLAN


                    Effective April 1, 1997


Effective as of April 1, 1997, the Northern States Power Company Employee Stock Ownership Plan (the "Plan") is amended as follows:

     1. The definition of "Employee" in section 2.1 of the Plan is amended to read as follows:

     "Employee" means a person who:
          (a) is classified by an Employer as an employee of the Employer for the purpose of federal income tax withholding;
          (b) has not acknowledged or agreed in writing that he or she is an independent contractor or non-employee consultant with respect to services provided to that Employer; and
          (c) has not acknowledged or agreed in writing that he or she is ineligible for participation in the Plan.
     A person's classification for federal income tax withholding purposes for any period shall be determined solely on the basis of the Employee-assigned classification in effect during that period; retroactive reclassification of a person for tax purposes shall not render that person an Employee. A determination by any court, government agency, or other entity that a person is an employee for any purpose other than the accrual of benefits under this Plan shall not affect a person's status under this Plan.

     2. The following is added at the end of subsection (B) of Section 8.3 of the Plan:

     Notwithstanding anything in Article VI to the contrary, any amount payable with respect to a Participant pursuant to a qualified order entered on or after April 1, 1997, may be distributed to the alternate payee prior to the Participant's termination of employment without regard to whether the Participant has attained age 50.

The above amendment is hereby adopted by Northern States Power Company, acting pursuant to the power reserved to it under Section 9.1 of the Plan this 10th day of March, 1997.


                              NORTHERN STATES POWER COMPANY



                                       By: /s/ Cynthia L. Lesher
                                           Cynthia L. Lesher
                                           Vice President, Human Resources



                                    And By: /s/ Gary R. Johnson
                                           Gary R. Johnson
                                           Vice President and General Counsel

ATTEST:


By:    /s/ Chandra G. Houston
          Chandra G. Houston
          Asst. Corporate Secretary